Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear, Inc. Announces

First Quarter 2011 Financial Results

Carlsbad, Calif. – April 28, 2011 – MaxLinear, Inc. (NYSE: MXL), a provider of highly integrated, radio-frequency (RF) and mixed-signal integrated circuits for broadband communications applications, today announced financial results for the first quarter ended March 31, 2011.

Generally Accepted Accounting Principles (GAAP) Results

Net revenue for the first quarter of 2011 was $16.9 million, which came in above our prior guidance of $16.7 million. This represents an increase of 7 percent compared to the fourth quarter of 2010 and a 5 percent increase over the first quarter of 2010.

Gross profit in the first quarter of 2011 was 64 percent of revenue, compared to 66 percent in the fourth quarter of 2010 and 68 percent in the first quarter of 2010. Loss from operations in the first quarter of 2011 was 11 percent of revenue, compared with 7 percent in the fourth quarter of 2010 and income from operations of 9 percent in the first quarter of 2010.

Net loss for the first quarter of 2011 was $1.1 million, or $0.04 per share (diluted), compared with net income of $5.7 million, or $0.17 per share (diluted), for the fourth quarter of 2010, which included a one-time tax benefit of $6.7 million, or $0.20 per share (diluted), associated with the release of the valuation allowance related to federal deferred tax assets, and net income of $1.3 million, or $0.01 per share (diluted), for the first quarter of 2010.

Cash, cash equivalents and investments totaled $91.8 million at March 31, 2011, compared to $94.5 million at December 31, 2010. Cash flow used in operations totaled $2.1 million in the first quarter of 2011.

Non-GAAP Results

MaxLinear believes that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash expenses that are not indicative of our core operating results. These measures should only be viewed in conjunction with corresponding GAAP measures. MaxLinear’s non-GAAP financial measures exclude the effect of stock-based compensation expense and its related tax effect and the release of the valuation allowance related to federal deferred tax assets. They also include the assumed conversion of all outstanding shares of preferred stock into shares of common stock, which occurred in connection with our initial public offering. The reconciliation between GAAP and non-GAAP financial measures is provided in the financial statements portion of this release.

Non-GAAP gross profit in the first quarter of 2011 was 64 percent of revenue, compared to 66 percent in the fourth quarter of 2010 and 68 percent in the first quarter of 2010. Non-GAAP loss from operations in the first quarter of 2011 was 2 percent of revenue, compared to income from operations of 1 percent in the fourth quarter of 2010 and 12 percent in the first quarter of 2010.

Non-GAAP net loss for the first quarter of 2011 was $0.1 million, or $0.00 per share (diluted), compared with non-GAAP net income of $0.2 million, or $0.01 per share (diluted), for the fourth quarter of 2010, and $2.0 million, or $0.07 per share (diluted), for the first quarter of 2010.

Business Summary

“The first quarter of 2011 marked a return to sequential revenue growth for MaxLinear on both a year-on-year, and quarter-on-quarter basis, largely driven by the significant growth and increase in relative revenue contribution from the cable end market,” commented Kishore Seendripu, Ph.D, Chairman and CEO. “The increased contribution from cable solutions in both gateways and set-top-boxes provides clear evidence of the momentum we are seeing from DOCSIS 3.0 based cable voice and data gateway deployments. The quarterly revenue growth was achieved despite the tragedy that unfolded in Japan during the quarter, which is evidence of the progress the company is making towards diversifying its product offerings across access platforms, customers, and geographies.”

Japan Commentary

MaxLinear would like to express its continued support to the people of Japan, a country where it has very deep relationships. In the first quarter of 2011, Japanese-derived revenue was approximately 47% of net revenue, compared to 57% for the year ended December 31, 2010, and we expect this revenue diversification trend to continue through 2011, enabled by the launch of new product cycles in cable and hybrid TV markets. Nevertheless, continued manufacturing shut-downs due to power shortages and other supply chain disruptions, coupled with potential impacts on Japanese consumer confidence and related spending, limit our ability to predict the impact on our future revenues derived from the Japanese market. To date, we have not experienced a significant impact to our direct supply chain, and customers appear to be returning to more normal ordering patterns. However, we have limited visibility beyond the current quarter and no material insight into the potential macro-level effects on end-consumer demand in Japan.

Conference Call Details

MaxLinear will host its first quarter 2011 financial results conference call today, April 28, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access this call, dial US toll free: 1-877-941-4775 / US toll: 1-480-629-9761 with conference ID: 4433625. A live webcast of the conference call will be accessible from the investor relations section of the MaxLinear website at http://www.maxlinear.com, and will be archived and available after the call at www.investors.maxlinear.com until May 12, 2011. A replay of the conference call will also be available until May 12, 2011 by dialing toll free 1-800-406-7325 or 1-303-590-3030 and referencing passcode: 4433625.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, the potential impact of recent events in Japan, and trends and opportunities in specific product markets such as cable set top boxes. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties, including, among others, intense competition in our industry; uncertainties concerning how end user markets for our products will develop, including end user markets for the cable, digital television, and automotive applications of our products as well as end user markets for products currently in development; uncertainty concerning the impact of the recent earthquake, tsunami, and nuclear crisis on our Japanese revenues; our dependence on a limited number of customers for a substantial portion of our revenues; the timing and development of the global transition from analog to digital television; our lack of long-term supply contracts and dependence on limited sources of supply; our ability to continue to develop and introduce new and enhanced products on a timely basis; and potential decreases in average selling prices for our products. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC). Additional risks, uncertainties, and other information will be contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which MaxLinear expects to file with the SEC in April 2011.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP net income, income from operations, gross profit, and earnings per share. These supplemental measures exclude the effect of stock-based compensation expense and its related tax effect and the release of the valuation allowance related to federal deferred tax assets. They include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if converted method. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and other one-time expenses that are not indicative of our core operating results. Among other uses, our management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans and to benchmark our performance externally against competitors. In addition, management’s cash incentive compensation will be determined in part using these non-GAAP measures because we believe non-GAAP measures better reflect our core operating performance.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Our equity incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. Stock-based compensation expense has been and will continue to be a significant recurring expense for MaxLinear. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income. In addition, we exclude the related tax effect of stock-based compensation expense from non-GAAP net income.

The provision for income taxes for the three months ended December 31, 2010 includes the release of $6.7 million of the valuation allowance related to federal deferred tax assets. The release of the valuation allowance is a one-time benefit; therefore, is not indicative of our core operating performance.

The shares used to compute non-GAAP basic and diluted net income per share for the three months ended March 31, 2010 include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later. In March 2010, in connection with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our Class B common stock.

Reconciliations of non-GAAP measures disclosed in this press release appear below.

About MaxLinear, Inc.

MaxLinear, Inc. is a provider of highly integrated, radio-frequency (RF) and mixed-signal semiconductor solutions for broadband communications applications. MaxLinear is located in Carlsbad, California, and its address on the Internet is www.maxlinear.com.

MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contacts:

Suzanne Craig

The Blueshirt Group

Tel: 415-217-4962

Suzanne@blueshirtgroup.com

Danielle Ginach

The Blueshirt Group

Tel: 415-217-4964

Danielle@blueshirtgroup.com

MaxLinear, Inc. Corporate Contact:

Adam Spice

Chief Financial Officer

Tel: 760-692-0711, Extension 196

MAXLINEAR, INC.

UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$33,147	$21,563
Investments, available-for-sale	58,677	72,923
Accounts receivable	7,593	3,047
Inventory	5,236	7,425
Deferred income taxes, prepaid expenses and other current assets	3,771	4,232

Total current assets	108,424	109,190
Property and equipment, net	5,045	4,535
Intangible assets	867	980
Deferred income taxes and other long-term assets	4,904	4,213

Total assets	$119,240	$118,918

Liabilities and stockholders’ equity
Current liabilities	$13,247	$13,746
Deferred rent	248	257
Capital lease obligations, net of current portion	6	18
Total stockholders’ equity	105,739	104,897

Total liabilities and stockholders’ equity	$119,240	$118,918

MAXLINEAR, INC.

UNAUDITED GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Net revenue	$16,908	$15,865	$16,137
Cost of net revenue	6,077	5,444	5,158

Gross profit	10,831	10,421	10,979
Operating expenses:
Research and development	7,866	7,426	6,079
Selling, general and administrative	4,832	4,071	3,527

Total operating expenses	12,698	11,497	9,606

Income (loss) from operations	(1,867)	(1,076)	1,373
Interest income	93	105	16
Interest expense	(4)	(7)	(9)
Other expense, net	(51)	(29)	(2)

Income (loss) before income taxes	(1,829)	(1,007)	1,378
Provision (benefit) for income taxes	(681)	(6,669)	44

Net income (loss)	(1,148)	5,662	1,334
Net income allocable to preferred stockholders	—	—	(1,215)

Net income (loss) attributable to common stockholders	$(1,148)	$5,662	$119

Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$0.18	$0.01

Diluted	$(0.04)	$0.17	$0.01

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	32,037	31,618	12,586

Diluted	32,037	33,979	15,146

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
GAAP net income (loss)	$(1,148)	$5,662	$1,334
Stock-based compensation:
Cost of net revenue	23	24	12
Research and development	795	815	341
Selling, general and administrative	787	399	266

Total stock-based compensation	1,605	1,238	619
Income taxes*	(546)	(6,669)	—

Non-GAAP net income (loss)	$(89)	$231	$1,953

Shares used in computing GAAP basic net income per share	32,037	31,618	12,586
Weighted average effect of the assumed conversion of convertible preferred stock from date of issuance	—	—	13,235

Shares used in computing non-GAAP basic net income per share	32,037	31,618	25,821

Shares used in computing GAAP diluted net income per share	32,037	33,979	15,146
Weighted average effect of the assumed conversion of convertible preferred stock from date of issuance	—	—	13,235

Shares used in computing non-GAAP diluted net income per share	32,037	33,979	28,381

Non-GAAP basic net income per share	$0.00	$0.01	$0.08

Non-GAAP diluted net income per share	$0.00	$0.01	$0.07

*	Income taxes for the three months ended March 31, 2011 excludes the related tax effect of stock-based compensation. Income taxes for the three months ended December 31, 2010 illustrates the financial results without the effect of the release of the valuation allowance related to federal deferred tax assets for comparison to the three months ended March 31, 2011 and 2010.

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
GAAP gross profit as a % of revenue	64.1%	65.7%	68.0%
Stock-based compensation:
Cost of net revenue	0.1%	0.2%	0.1%

Non-GAAP gross profit as a % of revenue	64.2%	65.9%	68.1%

GAAP income (loss) from operations as a % of revenue	(11.0)%	(6.8)%	8.5%
Stock-based compensation:
Cost of net revenue	0.1%	0.2%	0.1%
Research and development	4.7%	5.1%	2.1%
Selling, general and administrative	4.7%	2.5%	1.6%

Non-GAAP income (loss) from operations as a % of revenue	(1.5)%	1.0%	12.3%